                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A

                                (AMENDMENT NO. 1)

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  June 19, 1998
                                                   -------------

                             CONSO PRODUCTS COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     South Carolina                     0-22942                   57-0986680
----------------------------         ------------            -------------------
(State or other jurisdiction          (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)


513 North Duncan Bypass, Union, South Carolina                          29379
----------------------------------------------                        ----------
    (Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:   803/427-9004
                                                      ------------

                                 Not applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


                                  Page 1 of 30
                             Exhibit Index on Page 4

 ITEM 7.          FINANCIAL STATEMENTS AND EXHIBITS.

         On July 6, 1998, the Registrant filed a current report on Form 8-K reporting that the Registrant acquired on June 19, 1998 all of the capital stock of Simplicity Capital Corporation, a Delaware corporation engaged in the business of designing, producing and selling patterns and pattern catalogs for apparel, costumes, crafts, home decorations, and other home sewing applications. This amendment to that report is filed for the purpose of presenting the financial statements required by Item 7(a) and the pro forma financial information required by Item 7(b).

         (a) Financial statements of businesses acquired.

         The financial statements required by Item 7(a) of Form 8-K with respect to Simplicity are included in this report beginning at Page 5.

         (b) Pro forma financial information.

         The pro forma financial information required by Item 7(b) of Form 8-K with respect to the acquisition of Simplicity is included in this report beginning at Page 24.

         (c)  Exhibits

         2 Stock Purchase Agreement dated June 10, 1998 among Conso Products Company, Simplicity Capital Corporation, and the Sellers, Sellers Representative and Escrow Agent named therein.*

         10.1 Modified and Restated Loan Agreement dated June 19, 1998 among NationsBank, N.A., Conso Products Company and Simplicity Pattern Co. Inc.*

         10.2 Promissory Note dated June 19, 1998 issued by Conso Products Company and Simplicity Pattern Co. Inc. in favor of NationsBank, N.A. in the original principal amount of $20,000,000.*

         10.3 Promissory Note dated June 19, 1998 issued by Conso Products Company and Simplicity Pattern Co. Inc. in favor of NationsBank, N.A. in the original principal amount of up to $30,000,000.*

         10.4 Promissory Note dated June 19, 1998 issued by British Trimmings Limited in favor of NationsBank, N.A. in the original principal amount of up to (pound)7,000,000.*

         23       Consent of Arthur Andersen LLP.

-------------

* Incorporated by reference to the Registrant's Report on Form 8-K filed with the Commission on July 6, 1998.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                CONSO PRODUCTS COMPANY



                                                By:  /s/ David B. Dechant
                                                    ----------------------------
                                                Name:   David B. Dechant
                                                Title:  Chief Accounting Officer

Dated:  September 4, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    EXHIBITS

                                    FORM 8-K
                                 CURRENT REPORT

Date of Report                                            Commission File Number
June 19, 1998                                                            0-22942

                             CONSO PRODUCTS COMPANY

                                  EXHIBIT INDEX

Exhibit No                                  Exhibit Description
----------                                  -------------------

     2 Stock Purchase Agreement dated June 10, 1998 among Conso Products Company, Simplicity Capital Corporation, and the Sellers, Sellers Representative and Escrow Agent named therein.*

     10.1 Modified and Restated Loan Agreement dated June 19, 1998 among NationsBank, N.A., Conso Products Company and Simplicity Pattern Co. Inc.*

     10.2 Promissory Note dated June 19, 1998 issued by Conso Products Company and Simplicity Pattern Co. Inc. in favor of NationsBank, N.A. in the original principal amount of $20,000,000.*

     10.3 Promissory Note dated June 19, 1998 issued by Conso Products Company and Simplicity Pattern Co. Inc. in favor of NationsBank, N.A. in the original principal amount of up to $30,000,000.*

     10.4 Promissory Note dated June 19, 1998 issued by British Trimmings Limited in favor of NationsBank, N.A. in the original principal amount of up to (pound)7,000,000.*

     23 Consent of Arthur Andersen LLP. (Page 30 of the sequentially numbered pages).

 -------------

* Incorporated by reference to the Registrant's Report on Form 8-K filed with the Commission on July 6, 1998.

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Simplicity Capital Corporation:

We have audited the accompanying consolidated balance sheets of Simplicity Capital Corporation (a Delaware corporation) and subsidiaries as of January 31, 1998 and January 31, 1997, and the related consolidated statements of income
(loss), shareholders' deficit and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Simplicity Capital Corporation and subsidiaries as of January 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP

New York, New York
August 6, 1998

                         SIMPLICITY CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                         AS OF JANUARY 31, 1998 AND 1997
                                     (000'S)

ASSETS                                                                              1998                    1997
                                                                               ----------------        ----------------
Current Assets:
     Cash and cash equivalents                                                          $6,854                  $4,583
     Trade accounts receivable, less allowance for
         doubtful accounts of $1,245 in 1998 and $982 in 1997                            6,742                   5,926
     Inventories                                                                         5,183                   5,464
     Deferred income tax benefits                                                          265                   1,685
     Other current assets                                                                  626                     697
                                                                                       -------                 -------
         Total current assets                                                           19,670                  18,355
                                                                                       -------                 -------
Property, plant and equipment, net                                                      11,398                  12,721
Restricted cash                                                                          1,350                     800
Deferred income tax benefits                                                             1,554                   1,481
Investment in field patterns                                                             2,524                   2,598
Other assets                                                                             1,039                     417
Goodwill, less accumulated amortization of
     $20,374 in 1998 and $19,782 in 1997                                                17,168                  17,760
                                                                                       -------                 -------
         Total Assets                                                                  $54,703                 $54,132
                                                                                       =======                 =======

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
     Revolving credit facility                                                               -                    $615
     Interest payable on subordinated debt due shareholders                             $1,828                       -
     Current portion of senior term debt                                                     -                     700
     Accounts payable                                                                    4,353                   6,506
     Accrued income taxes                                                                1,210                   1,072
     Reserve for pattern discards                                                        2,981                   3,479
     Accrued liabilities                                                                 6,800                   6,657
                                                                                       -------                 -------
         Total current liabilities                                                      17,172                  19,029
                                                                                       -------                 -------
Subordinated debt due shareholders                                                      70,298                  71,791
Other long-term liabilities                                                              6,732                   7,010
                                                                                       -------                 -------
         Total liabilities                                                              94,202                  97,830
                                                                                       -------                 -------
Redeemable preferred stock                                                                   -                  28,161
Commitments and Contingencies
Shareholders' Equity (Deficit):
Preferred Stock, Class A ($.01 par value, 1,000 shares
     authorized, issued and outstanding)                                                     -                       -
Preferred Stock, Class B ($.01 par value, 1,000 shares
     authorized, issued and outstanding)                                                     -                       -
Common stock ($.01 par value, 244,000 shares authorized,
     242,500 shares issued and outstanding)                                                  2                       2
Warrants to purchase common stock                                                           17                      17
Paid-in-capital                                                                         34,866                   4,998
Accumulated deficit                                                                    (73,939)                (76,704)
Cumulative translation adjustment                                                         (445)                   (172)
                                                                                       -------                 -------
                                                                                       (39,499)                (71,859)
                                                                                       -------                 -------
         Total liabilities and shareholders' deficit                                   $54,703                 $54,132
                                                                                       =======                 =======


The accompanying notes are an integral part of these consolidated balance sheets.

                         SIMPLICITY CAPITAL CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
              FOR THE YEARS ENDED JANUARY 31, 1998, 1997, AND 1996
                        (000'S, EXCEPT PER SHARE AMOUNTS)

                                                             1998              1997             1996
                                                        -------------     -------------    -------------

Net revenues                                                 $68,628           $63,243          $63,632

Operating costs and expenses:
  Cost of sales                                               27,323            26,489           30,343
  Selling, general and administrative                         33,471            32,013           31,036
  Amortization of goodwill                                       592               592            2,544
  Write-off of goodwill                                            -            63,049                -
                                                        -------------     -------------    -------------
Operating income (loss)                                        7,242           (58,900)            (291)

  Interest expense, net                                          245               180              187
                                                        -------------     -------------    -------------
  Income (loss) before income taxes and
     extraordinary item                                        6,997           (59,080)            (478)

Income tax provision (benefit)                                 2,450               909             (145)
                                                        -------------     -------------    -------------

   Income (loss) before extraordinary item                     4,547           (59,989)            (333)


Extraordinary item:
  Recognition of unrecognized benefit                              -               554            2,823
                                                        -------------     -------------    -------------
    Net income (loss)                                         $4,547         $ (59,435)          $2,490
                                                        =============     =============    =============

Net income (loss) per common share - basic and diluted        $18.75          ($245.09)          $10.27
                                                        =============     =============    =============

The accompanying notes are an integral part of these consolidated statements.

                         SIMPLICITY CAPITAL CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
              FOR THE YEARS ENDED JANUARY 31, 1998, 1997, AND 1996
                                     (000'S)


                                               WARRANTS TO
                                                PURCHASE                                         CUMULATIVE
                               CAPITAL          COMMON         PAID-IN-       ACCUMULATED      TRANSLATION
                                STOCK            STOCK          CAPITAL         DEFICIT        ADJUSTMENT           TOTAL
                            -------------- ---------------- -------------- ---------------- ---------------- -------------------

Balance at January 31, 1995            $2              $17         $4,998        ($13,538)             ($62)            ($8,583)
Net income                                                                          2,490                                $2,490
Dividends and accretion                                                            (2,939)                              ($2,939)
Translation gain                                                                                         38                 $38
                            -------------- ---------------- -------------- ---------------- ---------------- -------------------

Balance at January 31, 1996            $2              $17         $4,998        ($13,987)             ($24)            ($8,994)

Net loss                                                                          (59,435)                             ($59,435)
Dividends and accretion                                                            (3,282)                              ($3,282)
Translation loss                                                                                       (148)              ($148)
                            -------------- ---------------- -------------- ---------------- ---------------- -------------------

Balance at January 31, 1997            $2              $17         $4,998        ($76,704)            ($172)           ($71,859)

Net Income                                                                          4,547                                $4,547
Dividends and accretion                                                            (1,782)                              ($1,782)
Redemption of preferred stock                                      29,868                                               $29,868
Translation loss                                                                                       (273)              ($273)
                            -------------- ---------------- -------------- ---------------- ---------------- -------------------

Balance at January 31, 1998            $2              $17        $34,866        ($73,939)            ($445)           ($39,499)
                            ============== ================ ============== ================ ================ ===================

The accompanying notes are an integral part of these consolidated statements.

                         SIMPLICITY CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1997, AND 1996
                                     (000'S)

                                                                      1998                1997                 1996
                                                                  --------------       ------------       ---------------
Cash flows from operating activities:
Net income (loss)                                                        $4,547           ($59,435)               $2,490
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Effect of restructuring - Recognition of unrecognized benefit             -               (554)               (2,823)
    Depreciation                                                          1,965              1,571                 1,812
    Amortization of goodwill                                                592                592                 2,544
    Write-off of goodwill                                                     -             63,049                     -
    Provision for doubtful accounts                                         408                 48                   261
    Deferred income taxes                                                 1,347               (411)                 (579)
    Loss on disposition and write down of property, plant, and
      equipment                                                             595                 71                   622
    Changes in assets and liabilities -
      (Increase) decrease in accounts receivable                         (1,224)               775                   541
      Decrease in inventory                                                 281                 70                 1,058
      Decrease (increase) in other current assets                            71                (42)                  124
      Decrease in accounts payable                                       (2,153)              (168)               (1,514)
      Increase (decrease) in accrued income taxes                           138               (375)                 (332)
      Decrease in reserve for pattern discards                             (498)              (102)               (2,126)
      Increase (decrease) in accrued liabilities                            143               (754)                 (638)
      Decrease in investment in field patterns                               74                334                   316
      Increase in other assets                                             (622)              (327)                  (90)
      (Decrease) increase in other long-term liabilities                   (278)               813                 1,154
                                                                  --------------       ------------       ---------------
         Cash provided by operating activities                            5,386              5,155                 2,820
                                                                  --------------       ------------       ---------------
Cash flows from investing activities:
      Acquisitions of property, plant and equipment                      (1,250)            (1,940)               (1,081)
      Purchase of certificates of deposit                                  (550)                 -                     -
                                                                  --------------       ------------       ---------------
         Cash used in investing activities                               (1,800)            (1,940)               (1,081)
                                                                  --------------       ------------       ---------------
Cash flows from financing activities:
      Payment of senior term debt                                          (700)            (2,700)               (1,500)
      Payment of revolving credit facility                                 (615)                 -                     -
      Other, net                                                              -                 12                   (30)
                                                                  --------------       ------------       ---------------
         Cash used in financing activities                               (1,315)            (2,688)               (1,530)
                                                                  --------------       ------------       ---------------
Increase in cash                                                          2,271                527                   209
Cash and cash equivalents at beginning of year                            4,583              4,056                 3,847
                                                                  --------------       ------------       ---------------
Cash and cash equivalents at end of year                                 $6,854             $4,583                $4,056
                                                                  ==============       ============       ===============

Cash paid during the year for:
  Interest                                                                  $30               $246                  $474
  Income taxes                                                           $1,340             $1,833                  $932

Non-cash activities during the year for:
  Interest paid in-kind                                                  $2,730             $2,586                $2,344
  Preferred stock accrued dividends and accretion                        $1,782             $3,282                $2,939
  Redemption of Preferred Stock                                         $29,868                  -                     -

The accompanying notes are an integral part of these consolidated statements.

                         SIMPLICITY CAPITAL CORPORATION


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

         Simplicity Capital Corporation ("Capital") is the parent company of Simplicity Holdings, Inc. ("Holdings"). Holdings is the parent company of Simplicity Pattern Co., Inc. ("Simplicity"). Simplicity and its wholly owned subsidiaries (collectively referred to as the "Pattern Companies") produce and distribute sewing patterns for the home sewing industry in the United States and other English speaking markets. Capital, Holdings, and the Pattern Companies are hereinafter collectively referred to as the "Company".

         Throughout these notes to consolidated financial statements, the fiscal years ended January 31, 1998, 1997 and 1996 are referred to as 1998, 1997 and 1996, respectively.

Basis of Consolidation:

         The consolidated financial statements include the accounts of Capital, Holdings, and the Pattern Companies. All material intercompany transactions with subsidiaries, including estimated intercompany profits or losses in inventories, have been eliminated in the accompanying consolidated financial statements.

Foreign Currency Translation:

         Assets and liabilities of foreign subsidiaries are translated into United States dollars at the rates of exchange in effect on the balance sheet date. Income and expense items are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments are excluded from the results of operations and are reported as a separate component of shareholders' equity (deficit). The effect of exchange rate changes on cash is not significant.

Cash and Cash Equivalents:

         Cash and cash equivalents consists of cash in banks and money market accounts.

Inventories and Investment in Field Patterns:

         Inventories are generally stated at average cost, not in excess of market. Investment in field patterns represents the Company's equity, stated at average cost, of the base stock of patterns held by retailers.

Reserve for Pattern Discards:

         Retailer stocks are kept up to date with current fashions by the periodic issuance of new patterns embodying new styles. Generally three to four times each year, the Company discontinues patterns and issues credit to retail customers. Accordingly, the year-end balance in the reserve for pattern discards reflects the estimated dollar amount of discontinued patterns for which credit will be issued to open account against future purchases.

Income Taxes:

         The Company files consolidated Federal and State tax returns. The Company provides for taxes on the unremitted earnings of subsidiaries located outside the United States as the Company is currently required to include such earnings under the Internal Revenue Code.

Property, Plant, Equipment and Depreciation:

         Property, plant and equipment are stated at cost. Depreciation is generally provided on a straight-line basis over the estimated useful lives ranging from three to thirty-three years. Amortization of leasehold improvements is provided over the useful life of the asset or the term of the related lease, whichever is shorter. Maintenance and repairs are expensed as incurred. Assets are reduced, net of related accumulated depreciation, for equipment retired or disposed of with gains or losses included in income.

Revenue Recognition:

         The Company ships the initial base stock of patterns to most of its retail customers under a deferred payment arrangement referred to as the Pattern Standing Debit ("PSD"). Revenue from the shipment of the initial base stock of patterns is not recognized unless the PSD is subsequently purchased by the retail customer.

         As consumers purchase patterns out of the retailer's base stock, the Company recognizes revenue upon the shipment of patterns reordered by retailers to replenish the base stock. The Company also recognizes revenue from certain retail customers upon the shipment of new pattern designs, less a provision for credits issued to retailers for discontinued patterns. These credits are applied against future purchases made by the retailer.

         Volume related promotional allowances granted to retail customers are reflected in Selling, general and administrative expenses in the accompanying consolidated statements of income (loss).

         The Company has a business arrangement with one of its retail customers which is different from the conventional arrangement with other retail customers as described above. Under this arrangement, the Company recognizes revenue at the retail price upon the purchase of patterns by the consumer out of the retailer's base stock and pays the retailer a commission.

         The Company also recognizes revenue for interest charged to retailers on PSD balances and for the sale of pattern catalogs shipped to retailers.

Retirement Plans:

         The Company has two defined contribution employee retirement plans covering substantially all of its full-time domestic employees and several foreign employee retirement plans. It is the Company's policy to fund the cost of retirement plans, although such funding may be limited to the amount deductible for tax purposes. In addition, the Company has a defined contribution plan for certain key employees of the Company.

Goodwill:

         Prior to 1997, Goodwill was being amortized on a straight-line basis over 40 years and the Company evaluated the recoverability of Goodwill using an "undiscounted future cash flow" method in accordance with APB Opinion No. 17. During 1997, the Company changed to a "fair value" method to evaluate the recoverability of Goodwill to more accurately reflect the realizability of this asset, which resulted in a write-off of Goodwill, as more fully described in
Note 17. The resulting Goodwill balance is being amortized over the remaining 31 years.

Use of Estimates:

         Generally accepted accounting principles require the use of estimates and assumptions that affect the amounts reported by the Company on the consolidated financial statements. Actual results may differ from the estimates used.

Disclosures about Fair Value of Financial Instruments:

         Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments when it is practicable. Fair value is the amount that could be received in a current transaction between willing parties, other than in a forced or liquidation sale.

         The Subordinated debt due shareholders on the accompanying consolidated balance sheets represents the carrying value of these financial instruments for generally accepted accounting purposes. Management estimates that the fair value of these financial instruments is between $19,500,000 and $22,900,000.

Recent Accounting Pronouncements:

         The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standard No. 128, "Earnings per Share," which revises the manner in which earnings per share is calculated. The Company adopted this statement as of January 31, 1998, and all per share amounts included herein have been restated accordingly. The effect of the adoption was not material as basic earnings per share equals diluted earnings per share.

         The Financial Accounting Standards Board recently issued Statements of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years subsequent to 1998, expand and modify presentation and disclosure and, accordingly, will have no significant impact on the Company's financial condition.

Reclassifications:

         Certain reclassifications have been made to prior year financial statements to conform to current year presentation.

NOTE 2 - INVENTORIES

         Inventories as of January 31, are summarized as follows (000's omitted):

                                 1998        1997
                                ------      ------
Raw materials and supplies      $  794      $  854
Work in progress                   348         519
Finished goods                   2,822       2,779
Consignment inventory            1,219       1,312
                                ------      ------
                                $5,183      $5,464
                                ======      ======

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

         The major classes of property, plant and equipment as of January 31, are as follows (000's omitted):

                                                1998         1997
                                              -------      -------

Land                                          $   483      $   483
Building and improvements                       7,593        7,538
Machinery and equipment                        17,651       17,461
Leasehold improvements                            597          557
Construction in progress                          819          821
                                              -------      -------
                                               27,143       26,860
         Less - Accumulated depreciation       15,745       14,139
                                              -------      -------
                                              $11,398      $12,721
                                              =======      =======

         Depreciation expense for 1998, 1997 and 1996 was $1,965,000, $1,571,000 and $1,812,000, respectively.


NOTE 4 - RESTRICTED CASH

         The Company has collateralized letters of credit with Certificates of Deposit. As of January 31, 1998 and 1997 these Certificates of Deposit were $1,350,000 and $800,000, respectively. They are reflected in "Restricted cash" on the accompanying consolidated balance sheets.


NOTE 5 - ACCRUED LIABILITIES

         Accrued liabilities as of January 31, are summarized as follows (000's omitted):

                                                 1998        1997
                                                ------      ------

Liability for future customer credits           $1,526      $1,324
Accrued payroll and related payroll expense      2,359       2,643
Other                                            2,915       2,690
                                                ------      ------
                                                $6,800      $6,657
                                                ======      ======

NOTE 6 - SENIOR DEBT

         On September 10, 1990 ("Restructuring Date"), the Company completed a restructuring of its senior debt, subordinated debt and shareholders' equity (deficit) ("Restructuring"), and entered into a Credit Agreement ("Credit Agreement") which provided a $31,000,000 Senior Term Facility to Capital ("Senior Term Notes"), a $6,000,000 Revolving Credit Facility to Simplicity ("Revolver") and a $1,100,000 Letter of Credit Facility to Simplicity. The Senior Term Notes, the Revolver, and Letter of Credit Facility collectively are referred to as the "Capital Senior Debt". At January 31, 1997 total letters of credit outstanding under the Letter of Credit Facility was $2,695,000. During 1998, the Letter of Credit Facility expired.

         On February 27, 1998, the Credit Agreement was amended to modify the terms and extend the maturity date of the Revolver ("Amended Revolver"). The Amended Revolver provides a commitment of $5,000,000, of which $3,000,000 can be used for letters of credit, and charges interest, payable monthly, at the prime rate for any outstanding balances. The Company must also cash collateralize 50% of all outstanding letters of credit ("Cash Collateral"). The amount available under the Amended Revolver for borrowing and letters of credit is subject to a borrowing base, as defined, plus any Cash Collateral. During 1998, the Company did not borrow any amounts under the Revolver or the Amended Revolver. At January 31, 1998, total letters of credit outstanding under the Amended Revolver were $2,520,000 and the related Cash Collateral was $1,350,000. The maturity date of the Amended Revolver is August 31, 1998.

         As of January 31, 1997, $700,000 in principal of the Senior Term Notes remained outstanding. This amount was repaid during 1998 and is reflected as Current portion of senior term debt on the accompanying consolidated balance sheets. Prior to repayment, interest was payable monthly in cash at the prime rate plus 1/2% per annum.

         On the Restructuring Date, an unrecognized benefit was recorded on the balance sheet which represented the difference between the carrying value of the senior debt of Holdings prior to the Restructuring, net of the costs incurred related to the Restructuring and including accrued interest and deferred financing costs, and the face amount of the Senior Term Notes incurred in the Restructuring. The unrecognized benefit was being amortized over the life of the Senior Term Notes as the related future interest was incurred. Unrecognized benefit was also recognized proportionally, as an extraordinary gain, as the Senior Term Notes were repaid. During 1997, the final amount of $554,000 of extraordinary gain was recognized as the remaining portion of the Senior Term Notes were repaid in March of 1997 as described above.

         The Capital Senior Debt is collateralized by pledges of 1) substantially all of the outstanding common stock of Holdings, 2) all of the outstanding common stock of Simplicity, and 3) substantially all of the outstanding common stock of significant foreign subsidiaries of Simplicity. In addition, the Capital Senior Debt is further secured by first liens on all assets of Capital, Holdings, and Simplicity including intellectual property rights of the Pattern Companies.

         The Credit Agreement contains various restrictive covenants as to 1) the amount and type of indebtedness permitted, 2) capital expenditures, 3) maintenance of certain financial ratios, 4) dividends declared or paid, 5) subordinated debt payments, 6) investments, 7) the sale or disposition of property, and 8) other types of transactions as defined in the Credit Agreement. The Company is in compliance with the terms, conditions, and covenants contained in the Credit Agreement, as amended.

NOTE 7 - SUBORDINATED DEBT DUE SHAREHOLDERS:

         On the Restructuring Date, holders of $59,500,000 face amount of the $61,000,000 of 14.5% Senior Subordinated Notes of Holdings, due in 1996 ("Holdings Subordinated Debt") exchanged their Holdings Subordinated Debt, including accrued interest of $13,090,000, and warrants to purchase common shares of Holdings, for $43,893,000 face amount of Capital Subordinated Notes (as defined below) and common stock of Capital having a par value of $595.

         The Subordinated debt due shareholders on the accompanying consolidated balance sheets reflect $18,533,000 (including paid in kind interest) for the 13.15% Senior Subordinated Notes of Capital ("Senior Subordinated Notes") and $39,993,000 (including paid in kind interest) for the 4.88% Junior Subordinated Notes of Capital ("Junior Subordinated Notes") as of January 31, 1998. The Capital Subordinated Notes have a maturity date of September 1, 2000, (the Senior and Junior Subordinated Notes are collectively referred to as the "Capital Subordinated Notes") and combined have unrecognized benefit of $11,772,000 and $14,861,000 as of January 31, 1998 and 1997, respectively. The unrecognized benefit represents the difference between the carrying value of the exchanged Holdings Subordinated Debt prior to the Restructuring, including interest and deferred financing costs, and the face amount of the Capital Subordinated Notes on the Restructuring Date, less interest incurred subsequent to the Restructuring Date. The unrecognized benefit is amortized over the life of the Capital Subordinated Notes as the related future interest is incurred. The unrecognized benefit was reduced by approximately $3,089,000 and $2,250,000 relating to a portion of the interest incurred on the Capital Subordinated Notes during 1998 and 1997, respectively. Any unamortized unrecognized benefit will be recognized as an extraordinary gain when the Capital Subordinated Notes are repaid. Interest expense related to the Capital Subordinated Notes will approximate $12,059,000 over the remaining term and will exceed the remaining unrecognized benefit of $11,772,000 as of January 31, 1998 by $287,000. The $287,000 net amount is being reflected as interest expense over the remaining term of the Capital Subordinated Notes.

         The Subordinated debt due shareholders on the accompanying consolidated balance sheets represents the carrying value of these financial instruments for generally accepted accounting purposes. As common shareholders of Capital, the holders of the Capital Subordinated Notes are subject to certain agreements that provide, under certain circumstances, for the Company's early discharge of these financial instruments at amounts less than the carrying value.

         Scheduled mandatory principal payments are not required on the Capital Subordinated Notes other than from the excess cash flow of the Company. Beginning in April 1999, for the year ended January 31, 1999, 50% of excess cash flow, as defined, is to be used to repay the Senior Subordinated Notes until paid in full. Thereafter, 60% of excess cash flow is to be used to repay the Junior Subordinated Notes.

         The holders of the Capital Subordinated Notes have a junior lien on all of the outstanding common stock of Simplicity and are common shareholders of Capital.

         Substantially all of the interest expense on the Capital Subordinated Notes incurred in future periods will be charged to the unrecognized benefit component of Subordinated debt due shareholders, resulting in reduced levels of interest expense charged to earnings. However, beginning in March 1998, the Company is required to pay cash interest on the Capital Subordinated Notes of approximately $4.4 million annually.

         The Capital Subordinated Notes, accrued interest thereon, and the unrecognized benefit are reflected as Subordinated debt due shareholders on the accompanying consolidated balance sheets and are summarized below as of January 31, (000's omitted):

                                                           1998          1997
                                                          -------      -------
13.15% Senior Subordinated Notes, interest payable
in-kind annually until September 1, 1997, thereafter,
payable in cash semi-annually                             $18,533      $16,378

1.48% Junior Subordinated Notes, interest payable
in-kind annually until September 1, 1997, thereafter,
payable in cash semi-annually at the rate of
4.88% per annum                                            39,993       39,411
                                                          -------      -------
Capital Subordinated Notes                                 58,526       55,789

Interest payable                                            1,828        1,141
Unrecognized Benefit                                       11,772       14,861
                                                          -------      -------
                                                           72,126       71,791

Less:  Current portion of interest payable                  1,828         --
                                                          -------      -------
Subordinated debt due shareholders                        $70,298      $71,791
                                                          =======      =======


         On June 19, 1998, Capital was acquired by Conso Products Company pursuant to which the Capital Subordinated Notes were fully redeemed, cancelled and discharged. Accordingly, as of June 19, 1998, Capital no longer has any obligations with respect to the Capital Subordinated Notes.


NOTE  8 - OTHER LONG-TERM LIABILITIES

         Other long-term liabilities as of January 31, are summarized as follows (000's omitted):

                                                    1998        1997
                                                   ------      ------
Accumulated postretirement benefit obligation      $2,312      $2,500
Retirement plan                                       879       1,364
Management Benefit Plan                             2,765       2,000
Other                                                 776       1,146
                                                   ------      ------
                                                   $6,732      $7,010
                                                   ======      ======

         The Management Benefit Plan rewards certain key management participants based upon the long-term financial performance of the Company. Incentives vest over four years and payments are required if a participant in the plan is no longer employed by the Company. On June 19, 1998, Capital was acquired by Conso Products Company pursuant to which all obligations of the Company with respect to the Management Benefit Plan were fully discharged.

NOTE 9 - CAPITAL STOCK

         Capital is authorized to issue 244,000 shares of common stock, of which 242,500 shares are issued and outstanding, 1,000 shares of Class A Preferred Stock, and 1,000 shares of Class B Preferred Stock, all the aforementioned having a par value of $.01 per share. All of the Class A and Class B Preferred Stock is issued and outstanding. The Class A Preferred Stock does not pay dividends and does not have conversion privileges to other classes of capital stock. The Class B Preferred Stock does not pay dividends and has an automatic conversion feature to 5% of the outstanding common stock, on a fully diluted basis, at the time of conversion upon the occurrence of certain specified events.

         On June 19, 1998, Capital was acquired by Conso Products Company pursuant to which the Class A and Class B Preferred Stock were fully redeemed, cancelled, and discharged.

         On the Restructuring Date, Capital acquired substantially all of the outstanding common stock of Holdings by issuing 134,200 shares of its common stock to previous shareholders of Holdings.

         In connection with the acquisition of Simplicity by Holdings in February 1988 ("Acquisition"), Holdings issued 1,000 shares of Redeemable Preferred Stock ("Holdings Preferred") having a redemption value of $10,000,000 in 1998 as partial consideration for the Acquisition. The Holdings Preferred issued at the date of the Acquisition was assigned a fair value of $8,496,000 and the difference between this and the redemption value was accreted as a charge to Accumulated deficit over the ten year period. Holdings was authorized to issue 1,500 shares and as of January 31, 1997, 1,131.02 were issued and outstanding. Each share was entitled to cumulative cash dividends of $1,200 per year, which commenced on September 1, 1988. The terms of the Holdings' loan agreements prohibited the payment of cash dividends under certain conditions and to the extent that such dividends were deferred and not paid, each holder elected to receive, in lieu of a deferred cash dividend payment, additional shares of Holdings' Preferred with a redemption value equal to the amount of the underlying unpaid cash dividend. Dividends due since March 1, 1989, have been accrued and reflected in Redeemable preferred stock on the accompanying consolidated balance sheets, however, they were not declared or paid due to the continued default position of Holdings under its loan agreements covering the senior and subordinated debt now held by Capital and restrictions imposed by state law. In addition, Holdings was prohibited from redeeming any shares of the Holdings Preferred, as well as paying any accrued and unpaid dividends, as long as Holdings continued to be in default under its loan agreements.

         These restrictions with regard to the payment of dividends and the redemption of outstanding shares substantially reduced their economic value. During 1998, the Company reached an agreement to redeem all the Holdings Preferred, accrued dividends, and the common shares of Holdings held by holders of the Holdings Preferred for $75,000 in cash. This redemption resulted in an increase in Paid-in-capital of $29,868,000 during 1998.

         Also in connection with the Acquisition, Holdings issued warrants to the holders of the Holdings Preferred to purchase shares of Holdings common stock at an exercise price of $6.60 per common share ("$6.60 Warrants"). The holders of the $6.60 Warrants have exercised warrants to purchase 100 shares of Holdings common stock and warrants to purchase 798 shares of common stock remained outstanding as of January 31, 1997. These remaining $6.60 Warrants expired unexercised on February 9, 1998.

         Holdings also issued detachable Warrants to purchase 2,499 shares of Holdings common stock at an exercise price of $6.50 per common share ("$6.50 Warrants") with the issuance of the Holdings Subordinated Debt in 1988. None of the $6.50 Warrants were exercised and they all expired on February 19, 1998.


NOTE 10 - SPECIAL WRITE-OFFS

         During 1998, the Company recorded a charge to earnings in the amount of $706,000 associated with project costs incurred to implement new management information systems. The project was discontinued during 1998 and the write-off of purchased software, consulting fees and other related costs is reflected in Selling, general and administrative expenses during 1998 in the accompanying consolidated statements of income (loss).

         During 1996, the Company recorded a charge to earnings in the amount of $2,050,000 associated with costs incurred to significantly modify the format of its pattern catalog and outsourcing the production of the pattern catalog. This charge included the write-off of production equipment and raw material inventory, severance costs, expenses for special color separations, and production costs for duplicate pattern catalogs during the transition period and is reflected in cost of sales during 1996 in the accompanying consolidated statements of income (loss).


NOTE 11 - INCOME TAXES

         Income (loss) before income taxes and extraordinary item for domestic and foreign operations is as follows (000's omitted):

                     1998            1997           1996
                    --------       --------       -------
Pretax income:
Domestic            $  7,199       $(59,883)      $(1,382)
Foreign                 (202)           803           904
                    --------       --------       -------
                    $  6,997       $(59,080)      $  (478)
                    ========       ========       =======

The following is a summary of the components of Income tax provision (benefit) (000's omitted):

                                   1998         1997         1996
                                  ------      -------       -------
Current:
         Federal                  $  695      $   872       $   543
         State and local             173          199            84
         Foreign                     236          271           272
                                  ------      -------       -------
              Total Current       $1,104      $ 1,342       $   899
                                  ======      =======       =======

Deferred:
         Federal                  $1,165         (372)      $  (898)
         State and local             181          (61)         (146)
                                  ------      -------       -------
              Total Deferred       1,346         (433)       (1,044)
                                  ======      =======       =======
                                  $2,450      $   909       $  (145)
                                  ======      =======       =======

                                       18

         The Deferred income tax assets (liabilities) recorded on the accompanying consolidated balance sheets as of January 31, are as follows (000's omitted):

                                                           1998          1997
                                                         -------       -------
  Current:
       Discard returns                                   $   375       $   771
       New design costs (Unicap)                             462           457
       Bad debt reserve                                      342           227
       Vacation accrual                                      201           230
       Deferred revenue                                   (1,115)         --
                                                         -------       -------
     Total current deferred income tax benefits          $   265       $ 1,685
                                                         -------       -------


  Long-term:
       Management Benefit Plan                           $ 1,030       $   745
       Supplemental executive retirement plan                328           509
       Postretirement benefits other than pensions           860           932
       Accelerated depreciation                             (953)       (1,131)
       Other long-term liabilities                           289           426
                                                         -------       -------
       Total long-term deferred income tax benefits      $ 1,554       $ 1,481
                                                         -------       -------

  Total deferred tax benefits                            $ 1,819       $ 3,166
                                                         =======       =======

         The Company's effective income tax rate for 1998, 1997 and 1996 differs from the statutory federal income tax rate as follows:

                                          1998        1997        1996
                                          ----        ----        ----

Statutory federal income tax rate         34.0%      (34.0%)      (34.0%)

State and local income taxes, net
  of federal benefit                       3.1          .2         (9.1)
Write-off of goodwill                     --          36.3         --
Impact of foreign operations               6.8          .7         37.7
Amortization of goodwill                   2.9          .3        181.0
Amortization of organization costs        (2.6)        (.5)       (90.6)
Interest expense                          (9.4)       (1.1)      (119.5)
Other, net                                  .2         (.4)         4.2
                                        ------      ------      -------
Effective income tax rate                 35.0%        1.5%       (30.3%)
                                        ======      ======      =======


         The Company has foreign net operating loss carryforwards available to offset future foreign taxable income of approximately $4,046,000. There are no expiration dates applicable to these foreign net operating loss carryforwards and a valuation allowance has been recorded to offset the tax benefit.

NOTE 12 - EXTRAORDINARY ITEM

         The Restructuring, as more fully described in Notes 6 and 7, and subsequent principal payments of the Senior Term Notes, has resulted in an Extraordinary item : Recognition of unrecognized benefit during 1997 and 1996 of $554,000 and $2,823,000, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

         Total payments made for warehouse, machinery and office space for 1998, 1997 and 1996 amounted to approximately $1,578,000, $1,584,000 and $1,770,000, respectively.

         Total payments to be made by the Company in the future for warehouse, machinery and office space under various non-cancelable operating leases are as follows (000's omitted):

         Fiscal year ending January 31:

                  1999                                  $1,364
                  2000                                   1,333
                  2001                                   1,228
                  2002                                   1,191
                  2003                                   1,185
                     Thereafter                          2,557
                                                        ------
                                                        $8,858
                                                        ======

         The Company has an employment agreement with a key management employee which provides for severance payments and the continuation of specified benefits if the employee is terminated without cause. The estimated contingent liability at January 31, 1998 under this agreement is approximately $668,000.

         The Company had letters of credit outstanding at January 31, 1998 and 1997 totaling $2,520,000 and $2,695,000, respectively.

         The Company has received proposed state tax assessments of approximately $878,000 and a proposed audit adjustment for sales and use tax of approximately $2,776,000. The Company has contested these proposed assessments and adjustments and does not believe the outcome will have an adverse effect on the financial position or results of operations of the Company.

         The Company is a party to various actions and proceedings incidental to its normal business. Liability in the event of a final adverse determination in any of these matters, in the opinion of the Company, after review with outside counsel, should not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of the Company.


NOTE 14 - PENSION PLANS

         The Company has two defined contribution retirement plans, which cover substantially all full-time domestic employees. Company contributions to these plans are at the discretion of the Board of Directors based upon the financial performance of the Company and the cost of these plans during 1998, 1997 and 1996 were $652,000, $864,000 and $718,000, respectively.

         The Company maintains various other pension plans covering employees in its foreign subsidiaries.

         Pension expense for the Company's foreign defined benefit plans are computed using the projected unit credit method as specified under SFAS No. 87. The pension (income) expense for these plans is comprised of the following components (000's omitted):

                                  1998        1997        1996
                                  -----       -----       -----

Service cost                      $  69       $  62       $  74
Interest cost                       383         357         391
Amortization of net assets          (10)        (53)        (54)
Return on assets                   (558)       (469)       (403)
                                  -----       -----       -----
Net pension (income) expense      $(116)      $(103)      $   8
                                  =====       =====       =====


         In 1998 and 1997, the projected benefit obligation was determined using an average discount rate of 7% and 8%, respectively, and the average long-term compensation increase was assumed to be 5%. The unrecognized transition liability is being amortized over 15 years. The average expected rate of return on plan assets is 9% in 1998 and 1997. A summary of these plans is shown below as of January 31, (000's omitted):

                                                          1998          1997
                                                        -------       -------
Actuarial present value of accumulated obligation,
  including vested benefits of $5,722 and $4,993 in
  1998 and 1997, respectively                           $ 5,752       $ 4,993
                                                        =======       =======

Plan assets                                             $ 6,139       $ 5,906
Actuarial present value of
  projected benefit obligation                          $ 5,752       $ 4,993
                                                        -------       -------

Surplus of plan assets as compared
  to projected benefit obligation                           387           913
Unrecognized net gain (loss)                                144          (504)
Unrecognized prior service costs                             21            25
Remaining unrecognized net asset                           (292)         (355)
                                                        -------       -------
Prepaid  pension expense                                $   260       $    79
                                                        =======       =======


         In 1992, the Company established a non-qualified defined contribution Supplemental Executive Retirement Plan ("SERP") for certain key employees. Benefits earned under this plan are generally determined as a percentage of each participant's annual salary. The Company does not fund this plan. During 1998, the Company changed from a gross value method to a discounted value method to account for the SERP. As a result of this change, a credit of $631,000 was recorded to earnings and Other long term liabilities were reduced by the same amount in 1998.

         Total expense for all retirement plans during 1998, 1997 and 1996 was $951,000 (excluding the $631,000 credit in 1998 described above), $1,109,000 and 1,005,000, respectively.

NOTE 15 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         In addition to providing pension benefits, the Company provides health care benefits for eligible active and retired domestic union employees. These plans are covered under collective bargaining agreements and are unfunded.

         The Company provides continuing health care benefits to employees who retire as a member of the collective bargaining unit and have attained age 61. A 20 year minimum service requirement is also required for eligible employees retiring after December 31, 1993. Eligible employees who retire before age 65 may elect to continue health care benefits provided by health maintenance organizations or indemnity insurance programs until age 65, with the retiree paying a portion of the cost. At age 65, the Company reimburses eligible retirees a monthly defined amount as payment towards their Medicare premium. This benefit is provided to the retirees for the remainder of their life.

         Under new collective bargaining contracts that became effective January 31, 1997, employees who retire before age 65 are only eligible for the reimbursement of the defined amount as payment towards the Medicare premium upon reaching age 65 if they waived continuing coverage of health care benefits from the date they retired until age 65.

         Net postretirement benefit costs for 1998, 1997 and 1996, exclusive of the transition obligation, are summarized as follows (000's omitted):

                                                         1998     1997     1996
                                                         -----    -----    -----
Service cost of benefits earned during the year          $   7    $  11    $  19

Interest cost on accumulated postretirement benefit
     obligation ("APBO")                                   104      128      151

Amortization of Prior Service Cost                         (36)     (36)    --

Amortization of excess actuarial gain                      (56)     (49)     (81)
                                                         -----    -----    -----

Net postretirement benefit cost                          $  19    $  54    $  89
                                                         =====    =====    =====


The  APBO as of January 31, are summarized as follows (000's omitted):

                                          1998        1997
                                         ------      ------

Retirees                                 $1,138      $1,222
Active participants, fully eligible         996       1,085
Other participants                          178         193
                                         ------      ------
      Total APBO                         $2,312      $2,500
                                         ======      ======


         For measurement purposes, an 8.75% annual rate of increase for medical costs was assumed for 1998 and was reduced each year to an ultimate level of 5.50% by the year 2005 and thereafter. The discount rate used to determine the APBO was 7% and 7.75% for 1998 and 1997, respectively.

         The health care cost trend rate assumption has a significant effect on the APBO and net periodic benefit costs. A 1% increase in the trend rate for health care costs regarding the 1998 postretirement benefits valuation, would have increased the APBO by 0.8% and service and interest costs by 1.2%.

NOTE 16 - CONCENTRATION OF BUSINESS

         The Company's five largest domestic retail customers represent approximately 61%, 58% and 58% of the Company's consolidated net revenues for 1998, 1997 and 1996, respectively. In addition, the Company's two largest domestic retail customers individually represent approximately 27% and 14% for 1998, 23% and 15% for 1997, and 24% and 16% for 1996, of consolidated net revenues. The Company grants credit to its retail customers in the normal course of business, and as of January 31, 1998, has accounts receivable from these retail customers. The Company does not believe this situation represents a material risk of loss to its financial position as of January 31, 1998.


NOTE 17 - WRITE-DOWN OF GOODWILL

         Effective February 1, 1996, the Company changed from an "undiscounted future cash flow" method to a "fair value" method, which management believes is a more preferable method, to evaluate the recoverability of Goodwill in accordance with APB No. 17. For purposes of determining fair value, the Company received a fair value estimate which used a multiple of earnings before interest, taxes, depreciation, and amortization. As a result of this change in accounting estimate, a charge of $63,049,000 was recorded in 1997 and recurring goodwill amortization was reduced by $1,952,000 during 1998 and 1997.


NOTE 18 - SPECIAL TRANSACTION

         On March 19, 1998, the Company and one of its retail customers reached a settlement with respect to credits previously issued by the Company and claims made by the retail customer for new store openings and discontinued patterns prior to January 31, 1998. The net impact of the settlement resulted in a benefit to Net revenues and Income (loss) before income taxes and extraordinary item of approximately $3,800,000 during 1998.

NOTE 19 - SUBSEQUENT EVENT

         On June 10, 1998 Capital entered into a Stock Purchase Agreement (the "Agreement") with Conso Products Company ("Conso") and various other parties, including the holders of Capital's common stock, pursuant to which Conso purchased all of the outstanding common stock of Capital for an aggregate purchase price of $33,000,000 (the "Conso Acquisition"). The Agreement also provided, with no additional consideration, for the full redemption, cancellation and discharge of other securities and claims of Capital including the Class A Preferred Stock, the Class B Preferred Stock, the Senior Subordinated Notes, the Junior Subordinated Notes and the claims of participants in a Management Benefit Plan. The Conso Acquisition subsequently closed on June 19, 1998 and Capital became a wholly owned subsidiary of Conso at that time. As a result, the Company has no further obligations to the holders of the Senior Subordinated Notes or the Junior Subordinated Notes after June 19, 1998.

         In connection with the Conso Acquisition, the Company became a party to a Modified and Restated Loan Agreement, along with Conso and a Conso subsidiary, comprised of a $30,000,000 revolving loan, a $20,000,000 term loan, and $3,000,000 available for letters of credit.

             PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

         The pro forma unaudited consolidated financial statements as of June 27, 1998 and for the year then ended present the effect of the acquisition of Simplicity Capital Corporation ("Simplicity") by Conso Products Company ("Conso") on June 19, 1998 and related transactions. The pro forma unaudited consolidated financial statements have been prepared using the purchase method of accounting, whereby the total costs of the acquisition are allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of the acquisition. The pro forma unaudited information is based on the historical financial statements of Conso and Simplicity and on the assumptions and adjustments described below and in the accompanying notes. The pro forma unaudited consolidated financial statements do not reflect any other benefits anticipated by management as a result of the acquisition or the implementation of Conso's business strategies for the newly acquired operations, or the combined operations of Conso and Simplicity.

         Historically, Simplicity prepared its financial statements on a fiscal year ending on the last day of January of each year; interim reporting periods ended on the last day of each month. For purposes of these pro forma unaudited financial statements, the historical balance sheet data of Simplicity is as of June 27, 1998, and the historical income statement data of Simplicity is for the fiscal year ended June 27, 1998.

         The pro forma unaudited consolidated balance sheet was prepared assuming the acquisition occurred on June 27, 1998, and includes the effects of the increase in debt, addition of Simplicity assets, assumption of Simplicity's liabilities and changes in Simplicity's asset values that occurred as a result of the acquisition, and related purchase accounting adjustments.

         The pro forma unaudited consolidated statement of operations was prepared assuming the acquisition occurred as of July 1, 1997, and includes the effects on operations of the increase in debt, and changes in Simplicity's net asset values that occurred as a result of the acquisition, and related purchase accounting adjustments.

         The pro forma unaudited consolidated financial statements may not be indicative of the results that actually would have occurred if the acquisition had been effective on the dates indicated or which may be obtained in the future. The pro forma consolidated financial statements should be read in conjunction with the financial statements of Simplicity contained elsewhere herein.

                             CONSO PRODUCTS COMPANY
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE FISCAL YEAR ENDED JUNE 27, 1998
                (Amounts in thousands, except per share amounts)

                                                                                                          Consolidated
                                 Conso            Simplicity                             Simplicity       Conso
                                 Products         Capital                                Capital          Products
                                 Company          Corporation      Pro Forma             Corporation      Company
                                 Historical       Historical       Adjustments           Pro Forma        Pro Forma
                                 --------------------------------------------------------------------------------------
Net sales                        $71,861          $53,657                                $53,657          $125,518
Cost of goods sold                46,592           26,766           ($398)            (a) 26,368            72,960
                                 --------------------------------------------------------------------------------------
Gross profit                      25,269           26,891             398                 27,289            52,558
Selling, general and
   Administrative expenses:
   Distribution expense            3,300            5,333                                  5,333             8,633
   Selling expense                 8,293            4,839                                  4,839            13,132
   General and administrative
     expense                       4,717           11,392            (833)            (b) 10,559            15,276
   Amortization of intangible
     assets                            -              596              71             (c)    667               667
   Currency translation loss          26                -                                      -                26
                                 --------------------------------------------------------------------------------------
      Total                       16,336           22,160            (762)                21,398            37,734
                                 --------------------------------------------------------------------------------------
Income from operations             8,933            4,731           1,160                  5,891            14,824
                                 --------------------------------------------------------------------------------------
Interest expense (income):
   Interest expense                  724              266           2,106             (d)  2,372             3,096
   Interest income                  (115)               -                                      -              (115)
                                 --------------------------------------------------------------------------------------
      Total                          609              266           2,106                  2,372             2,981
                                 --------------------------------------------------------------------------------------
Income before income taxes         8,324            4,465            (946)                 3,519            11,843
                                 --------------------------------------------------------------------------------------
Income taxes
   Income tax provision before
     credits                       2,814            1,564              20             (e)  1,584             4,398
   Net Jobs Tax Provision -
     current                         478                -                                      -               478
                                 --------------------------------------------------------------------------------------
      Total income tax
        provision                  3,292            1,564              20                  1,584             4,876
                                 --------------------------------------------------------------------------------------
   Net income                    $ 5,032          $ 2,901          ($ 966)               $ 1,935          $  6,967
                                 --------------------------------------------------------------------------------------
   Net income per share          $   .68          $   .39          ($ .13)               $   .26          $    .94
                                 --------------------------------------------------------------------------------------

See Notes to Pro Forma Unaudited Consolidated Financial Statements

                             CONSO PRODUCTS COMPANY
                PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 27, 1998
                             (Amounts in thousands)

                                                                                                               Consolidated
                                         Conso           Simplicity                           Simplicity       Conso
                                         Products        Capital                              Capital          Products
                                         Company         Corporation     Pro Forma            Corporation      Company
                                         Historical      Historical      Adjustments          Pro Forma        Pro Forma
                                         ------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
   Cash                                  $   267         $ 2,066                             $  2,066        $  2,333
   Trade accounts receivable, net of
      allowances for bad debts and
      customer deductions                 12,445          10,310                               10,310          22,755
   Inventories                            25,007           4,667          $   684         (a)   5,351          30,358
   Deferred income taxes - current
      portion                                423           1,227             (253)        (b)     974           1,397
   Prepaid expenses and other                656           3,124                                3,124           3,780
                                         ------------------------------------------------------------------------------------
      Total current assets                38,798          21,394              431              21,825          60,623
                                         ------------------------------------------------------------------------------------
INVESTMENTS:
   Investment in Simplicity               33,600               -          (33,600)        (c) (33,600)              -
                                         ------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT:
   Land                                    1,255             200                                  200           1,455
   Building and improvements              13,314           1,800                                1,800          15,114
   Machinery and equipment                17,445           8,795           (2,449)        (d)   6,346          23,791
                                         ------------------------------------------------------------------------------------
   Total                                  32,014          10,795           (2,449)              8,346          40,360
   Accumulated depreciation              (10,599)              -                                    -         (10,599)
                                         ------------------------------------------------------------------------------------
      Total property and equipment, net   21,415          10,795           (2,449)              8,346          29,761
                                         ------------------------------------------------------------------------------------
DEFERRED ASSETS
   Intangible assets                           -          16,713            3,654         (e)  20,367          20,367
   Deferred tax assets                       896           1,631              746         (b)   2,377           3,273
   Other non-current assets                  318           1,350                                1,350           1,668
                                         ------------------------------------------------------------------------------------
      Total deferred assets                1,214          19,694            4,400              24,094          25,308
                                         ------------------------------------------------------------------------------------
TOTAL ASSETS                             $95,027         $51,883         ($31,218)           $ 20,665        $115,692
                                         ------------------------------------------------------------------------------------

See Notes to Pro Forma Unaudited Consolidated Financial Statements

                             CONSO PRODUCTS COMPANY
                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 27, 1998
                             (Amounts in thousands)

                                                                                                            Consolidated
                                         Conso           Simplicity                           Simplicity    Conso
                                         Products        Capital                              Capital       Products
                                         Company         Corporation     Pro Forma            Corporation   Company
                                         Historical      Historical      Adjustments          Pro Forma     Pro Forma
                                         ------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Short-term borrowings                 $   558         $     -                              $    -            $  558
                                                                                                   -
   Current maturities of long-term debt    2,104               -                                   -             2,104
   Trade accounts payable                  3,273           4,289                               4,289             7,562
   Accrued liabilities                     3,737           5,196           $1,500          (f) 6,696            10,433
   Income taxes payable                      273           1,637             (852)         (b)   785             1,058
   Other current liabilities                   -           3,911                               3,911             3,911
                                         ------------------------------------------------------------------------------------
      Total current liabilities            9,945          15,033              648             15,681            25,626
                                         ------------------------------------------------------------------------------------
NON-CURRENT LIABILITIES:
   Long-term debt                         42,508               -                                   -            42,508
   Subordinated debt due 2000                  -          70,077          (70,077)         (g)     -                 -
   Management benefit plan                     -           2,765           (2,765)         (h)     -                 -
   Deferred income taxes                     484               -                                   -               484
   Other non-current liabilities               -           4,132              852          (i) 4,984             4,984
                                         ------------------------------------------------------------------------------------
      Total non-current liabilities       42,992          76,974          (71,990)             4,984            47,976
                                         ------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
   Preferred stock (no par, 10,000,000
      shares authorized, no shares
      issued)                                  -               -                                   -                 -
   Common stock (no par, 50,000,000
      shares authorized, 7,324,412
      issued in 1998)                     15,619               2               (2)         (j)     -            15,619

   Warrants to purchase common stock           -              17              (17)         (j)     -                 -
   Paid-in-capital                             -          34,866          (34,866)         (j)     -                 -
   Retained earnings                      25,760         (74,450)          74,450          (j)     -            25,760
   Cumulative translations gain              711            (559)             559          (j)     -               711
                                         ------------------------------------------------------------------------------------
      Total shareholders' equity          42,090         (40,124)          40,124                  -            42,090
                                         ------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                              $95,027         $51,883         ($31,218)           $20,665          $115,692
                                         ------------------------------------------------------------------------------------

See Notes to Pro Forma Unaudited Consolidated Financial Statements

Notes to Pro Forma Unaudited Consolidated Financial Statements:


         Notes to Pro Forma Unaudited Consolidated Statement of Operations for the Fiscal Year Ended June 27, 1998:

(a) Pro forma reduction of depreciation expense of $1,081,686 associated with a reduction in the book basis of property, plant and equipment to fair market value offset by an increase of $684,000 associated with the write-up of finished goods inventory which would have been sold during the period.

(b) Pro forma reduction in expense related to the disposition of the Management Benefit Plan concurrent with the acquisition. The primary recipient of such plan is no longer with the combined Company. Additionally, the combined Company does not have and there are no plans to have a similar type plan.

(c) Pro forma increase in amortization of $71,000 to $667,000 associated with additional intangible assets recorded in accordance with purchase accounting.

(d) Pro forma adjustments to reduce interest expense $336,000 relating to subordinated notes paid off in the acquisition and to increase interest expense $2,442,000 for additional borrowings used to fund the acquisition.

(e) Pro forma tax adjustments to adjust the tax provision to the expected ongoing rate of 38%.

         Notes to Pro Forma Unaudited Consolidated Balance Sheet as of June 27, 1998:

(a) Write-up of finished goods inventory to fair market value less direct disposition costs.

(b)      Tax effect of certain pro forma adjustments.

(c) Elimination of investment in Simplicity account for purposes of consolidation.

(d)      Write-down of fixed assets to fair market value.

(e) Write-up of intangible asset (goodwill) for remaining purchase price, after adjusting assets acquired and liabilities assumed to fair market value.

(f) Accrual of additional one-time costs of $1,500,000 which includes approximately $1,200,000 of involuntary employee severance costs and approximately $300,000 of costs associated with closing duplicate facilities.

(g) Elimination of the Subordinated debt due in the year 2000, as a result of the redemption as a part of the purchase transaction.

(h) Extinguishment of the Management Benefit Plan, as a result of payouts in connection with the acquisition.

(i) Record additional liabilities for a tax benefit payable to the recipients of the Management Benefit Plan payout (see note (h) above) upon the realization by the company of a future tax deduction associated with such payout.

(j) Elimination of historical equity accounts, including warrants expiring unexercised and cumulative translation adjustment, in accordance with purchase accounting.